Exhibit (a)(5)

RBC COMMENCES TENDER OFFER TO PURCHASE
CERTAIN OUTSTANDING DEPOSITARY SHARES

TORONTO, January 25, 2016 – Royal Bank of Canada (RY on TSX and NYSE) (“RBC”) today announced the commencement of a tender offer to purchase for cash all of its issued and outstanding Depositary Shares, each representing a one-fortieth interest in a share of 5.50% Noncumulative Perpetual First Preferred Shares, Series C-1 (RY.PR.S on NYSE) (the “Series C-1 Depositary Shares”) and all of its issued and outstanding Depositary Shares, each representing a one-fortieth interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2 (RY.PR.T on NYSE) (the “Series C-2 Depositary Shares,” and together with the Series C-1 Depositary Shares, the “Depositary Shares”), subject in each case to applicable offer limits and other conditions.

Series of Securities	CUSIP No(s).	Liquidation Preference Per Share(1)	Aggregate Liquidation Preference Outstanding(1)	Offer Price(1)	Hypothetical Accrued Dividend(1)(2)	Hypothetical Total Consideration(1)(2)
Series C-1 Depositary Shares	78013G402	$25	$175,000,000	$26	$0.04	$26.04

Series C-2 Depositary Shares	78013G501	$25	$100,000,000	$30	$0.08	$30.08

(1) All amounts in United States dollars.
(2) Assumes the settlement date of the Offer is February 24, 2016.

The offer will remain open until 11:59 p.m., New York City time, on February 22, 2016, unless extended or earlier terminated by RBC (such date, as it may be extended with respect to the offer, the “Expiration Date”).

The consideration for each Series C-1 Depositary Share tendered and accepted for purchase pursuant to the offer will equal USD $26, plus Accrued Dividends. The consideration for each Series C-2 Depositary Share tendered and accepted for purchase pursuant to the offer will equal USD $30, plus Accrued Dividends. “Accrued Dividends” means, for each Depositary Share, accrued and unpaid dividends on the portion of the Series C-1 Preferred Share or Series C-2 Preferred Share, as applicable, underlying such Depositary Share from the last dividend payment date with respect to such Preferred Share up to, but not including, the settlement date of the offer.

The settlement date of the offer will be promptly following the Expiration Date for the offer and is expected to be two business days following the Expiration Date. Assuming the offer is not extended, RBC expects that the settlement date of the offer will be February 24, 2016.

Depositary Shares tendered pursuant to the offer may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures described in the Offer to Purchase.

The terms and conditions of the offer are described in the Offer to Purchase, dated January 25, 2016 and the accompanying Letter of Transmittal, dated January 25, 2016 (together with the Offer to Purchase, the “Offer to Purchase”). The offer is subject to the satisfaction or waiver of certain conditions specified in the Offer to Purchase.

The Offer to Purchase is being sent to holders of Depositary Shares. Holders are urged to read the Offer to Purchase carefully before making any decision with respect to the offer. Holders must make their own decisions as to whether to participate in the offer, and if they decide to do so, the number of Depositary Shares to tender.

Holders may obtain copies of the Offer to Purchase and related documents filed with the Securities and Exchange Commission (“SEC”) online at the website of the SEC at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by RBC with the SEC on the date hereof.  Holders may also access these SEC filings and obtain other information about RBC on its website at www.rbc.com/investorrelations.

RBC Capital Markets, LLC is acting as dealer manager for the offer.  For additional information regarding the terms of the offer, please contact RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822 (collect).  Requests for the Offer to Purchase and related documents filed with the SEC may be directed to Ipreo LLC, which is acting as the information and tender agent for the offer, at (888) 593-9546 (U.S. toll-free) or (212) 849-3880.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, WHICH SETS FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE SECURITIES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS.

About RBC
Royal Bank of Canada (RY on TSX and NYSE) is Canada’s largest bank and one of the largest banks in the world, based on market capitalization. We are one of North America’s leading diversified financial services companies, and provide personal and commercial banking, wealth management, insurance, investor services and capital markets products and services on a global basis. We employ approximately 81,000 full- and part-time employees who serve more than 16 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 37 other countries. For more information, please visit rbc.com.

Caution regarding forward-looking statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. We caution readers not to place undue reliance on these statements as a number of risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, liquidity and funding, insurance, operational, regulatory compliance, strategic, reputation, legal and regulatory environment, competitive and systemic risks and other risks discussed in the Risk management and Overview of other risks sections of our 2015 Management’s Discussion and Analysis; weak oil and gas prices; the high levels of Canadian household debt; exposure to more volatile sectors; cybersecurity; anti-money laundering; the business and economic conditions in Canada, the U.S. and certain other countries in which we operate; the effects of changes in government fiscal, monetary and other policies; tax risk and transparency; and environmental risk.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Material economic assumptions underlying the forward-looking statements contained in our 2015 Management’s Discussion and Analysis under the heading Overview and outlook and for each business segment under the heading Outlook and priorities. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

For more information, please contact:

Investor Contact:
Julia Macleod, Investor Relations, 416-955-7302
Shirley Boudreau, Shareholder Relations, 416-955-7806

Media Relations Contact:
Seema Sharma, Financial Communications, 416-974-5606